EXHIBIT 8.1

Subsidiaries of Golar LNG Partners LP

Subsidiary	Ownership Interest	Jurisdiction of Formation
Golar Partners Operating LLC	100%	Marshall Islands
Golar LNG Holding Corporation	100%	Marshall Islands
Golar Maritime (Asia) Inc.	100%	Republic of Liberia
Oxbow Holdings Inc.	100%	British Virgin Islands
Faraway Maritime Shipping Company	60%	Republic of Liberia
Golar LNG 2215 Corporation	100%	Marshall Islands
Golar Spirit Corporation	100%	Marshall Islands
Golar LNG 2220 Corporation	100%	Marshall Islands
Golar Freeze Holding Corporation	100%	Marshall Islands
Golar 2215 UK Ltd	100%	United Kingdom
Golar Spirit UK Ltd	100%	United Kingdom
Golar Winter UK Ltd	100%	United Kingdom
Golar Freeze UK Ltd	100%	United Kingdom
Golar Servicos de Operacao de Embaracaoes Limited	100%	Brazil
Golar Khannur Corporation	100%	Marshall Islands
Golar LNG (Singapore) Pte.	100%	Singapore
PT Golar Indonesia*	49%	Indonesia
Golar LNG 2226 Corporation	100%	Marshall Islands
Golar 2226 UK Ltd	100%	United Kingdom
Golar LNG 2234 Corporation	100%	Republic of Liberia
Golar Winter Corporation	100%	Marshall Islands
Golar Grand Corporation	100%	Marshall Islands
* The Partnership holds all of the voting stock and controls all of the economic interests in PT Golar Indonesia ("PTGI") pursuant to a Shareholder's Agreement with the other shareholder of PTGI, PT Pesona Sentra Utama ("PT Pesona"). PT Pesona holds the remaining 51% interest in the issued share capital of PTGI.